Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP OMITTED]

February 2, 2007

BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane
Franklin, Tennessee 37067

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1, as amended, of BioMimetic Therapeutics, Inc., a Delaware corporation (the ‘‘Company’’), filed on December 12, 2006, (the ‘‘Registration Statement’’), with the Securities and Exchange Commission (the ‘‘Commission’’), relating to the registration under the Securities Act of 1933, as amended (the ‘‘Act’’), of up to 2,771,500 shares, including 361,500 shares subject to an underwriters’ over-allotment option (the ‘‘Shares’’), of the Company’s common stock, $0.001 par value per share (the ‘‘Common Stock’’), of which (a) up to 2,070,000 shares (the ‘‘Primary Shares’’) are authorized but unissued shares to be offered and sold by the Company, and (b) up to 701,500 shares (the ‘‘Secondary Shares’’) are presently issued and outstanding and will be sold by certain selling stockholders.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Shares.

We are of the opinion that (i) the Secondary Shares have been duly authorized and validly issued, and are fully paid and non-assessable, and (ii) the Primary Shares, when authorized, issued, and sold by the Company in the manner described in the Registration Statement will be duly authorized, validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement and any amendments thereto. We also consent to the use of our name in the related prospectus under the heading ‘‘Legal Matters.’’ In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP